EXHIBIT 99(h)(1)

                            ADMINISTRATION AGREEMENT

ADMINISTRATION AGREEMENT made as of the 23rd day of November, 2002 between and among The Saratoga Advantage Trust (the "Trust"), a Delaware business trust, Saratoga Capital Management I, LLC ("Saratoga"), a Delaware limited liability company and Orbitex Fund Services, Inc. ("OFS"), a New York corporation.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), currently comprised of seven separate investment portfolios (each a "Portfolio," collectively, the "Portfolios") as listed on Schedule A, as such Schedule may be amended from time to time;

WHEREAS, Saratoga serves as investment manager to the Trust;

WHEREAS, the Trust has entered into a Distribution Agreement with OFS for the distribution by OFS of certain classes of shares of beneficial interest (the "Shares") in the Trust;

WHEREAS, certain employees of Saratoga will be registered with the National Association of Securities Dealers, Inc. ("NASD") as representatives of OFS (such persons shall hereinafter be referred to as "Registered Representatives") and will be wholesaling the Portfolios' Shares;

WHEREAS, the Trust desires to retain OFS to assist it in performing certain services with respect to the Shares of the Trust and OFS is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. Services and Duties of OFS. OFS will serve as the Trust's administrative services agent and further agrees to perform the specific administrative duties and provide the specific administrative services for the Trust, as listed in Exhibit A.

2. Services Provided by Saratoga. In furtherance of the responsibilities under this Agreement, Saratoga will provide or cause the provision of certain services, as listed in Exhibit B.

3. Compensation; Reimbursement of Expenses.

      (a) The Trust shall pay OFS for the services provided under this Agreement an annual fee, payable monthly, equal to 10.0 basis points on the average monthly net assets in each Portfolio of the Trust, subject to an aggregate annual minimum fee of $250,000 (the "Minimum Fee") and an aggregate annual maximum fee of $350,000 (the "Maximum Fee") paid by all of the Portfolios of the Trust. Such aggregate minimum and maximum annual fees are based on the seven (7) Portfolios listed on Schedule A. The addition of any new portfolio that increases the number of portfolios beyond the seven (7) Portfolios listed on Schedule A as a result of mutual funds that are merged into the Trust that are listed on Schedule B will be charged in accordance with Schedule B. The addition of any other portfolio not listed on Schedule A or Schedule B will be subject to fees in accordance with the first sentence of this paragraph 3. (a).

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      (b) All fees to OFS for the services described in this Agreement are exclusive of out-of-pocket costs. OFS shall be reimbursed for the reasonable out-of-pocket expenses incurred in providing the services hereunder. Out-of-pocket expenses charged to the Portfolios include, but are not limited to, Federal, State, and Local registration and filing fees, Trust board book printing expenses, and reports provided by third party providers that are authorized by the Trust. The out- of-pocket charges for Medallion services include: NSCC setup, additional CUSIPs, NASD/state securities registration, NASD filing fees, and overnight courier. For state registrations beyond three states, additional initial state registration fees will be billed to the Trust at a cost of $295, additional state registration renewals will be billed to the Trust at a cost of $150, and additional sales reports (if required) will be billed to the Trust at a cost of $25.

      (c) If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

4. Effective Date and Term.

      (a) This Agreement shall become effective with respect to the Trust as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date OFS becomes the distributor of the Shares of such Portfolio; Schedule A to this Agreement shall be deemed amended to include such Portfolio and any classes of Shares of such Portfolio from and after such date).

      (b) This Agreement shall continue for an initial three-year term and shall continue thereafter for successive one-year terms unless terminated pursuant to the provision of sub-section (c) or (d) of this Section 4.

      (c) This Agreement shall automatically terminate upon termination of the Distribution Agreement between the Trust and OFS. This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice by the Trust pursuant to the vote of a majority of its Board of Trustees. This Agreement may be terminated at any time without payment of any penalty upon 120 days' written notice by OFS. In any event, the provisions of Section 5 and 6 shall survive termination of this Agreement and continue in full force and effect. Compensation due OFS and unpaid upon such termination shall be immediately due and payable upon and notwithstanding such termination.

      (d) Either the Trust or OFS shall have the right to immediately terminate this Agreement, if (i) a material breach of any provision of this Agreement has been committed by OFS or the Trust/Saratoga; (ii) the non-breaching party delivers notice that the other party is in breach of any of its obligations under this Agreement; and (iii) either (a) the action or inaction of the breaching party giving rise to the cause for termination is not capable of being remedied or (b) if such action or inaction is capable of being remedied, the breaching party shall not have remedied such action or inaction within thirty
(30) days after such notice.

5.       Standard of Care and Indemnification.


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      (a) OFS shall give the Trust the benefit of its best judgment and efforts in rendering its services to the Trust and, except as specifically provided herein, shall not be liable for error of judgment or mistake of law, for any loss arising out of any investment, or in any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, OFS against any liability to Saratoga or the Trust or to the security holders of the Trust to which it would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

      (b) The Trust and Saratoga shall indemnify and hold OFS, its officers, directors, employees, shareholders, affiliated persons (as such term is defined in the 1940 Act) and agents (collectively the "OFS Indemnified Parties" and each individually an "OFS Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such OFS Indemnified Party or OFS Indemnified Parties may be or become subject to or liable for by reason of or in connection with (i) the Agreement, (ii) OFS's provision of services pursuant to the Agreement, (iii) any materially false or inaccurate information or data provided by the Trust, Saratoga or one of its agents for use by OFS in providing its services hereunder or under the Distribution Agreement, or (iv) any information or data created by OFS that is materially changed by the Trust or Saratoga without OFS's approval; provided, however, that an OFS Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that it shall have been finally determined by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly and proximately by action or omission of OFS and that such action or omission involved bad faith, negligence, reckless disregard of its obligations hereunder, or intentional misconduct by OFS.

     (c) OFS shall indemnify and hold Saratoga and the Trust, their officers, directors, employees, shareholders, affiliated persons (as such term is defined in the 1940 Act) and agents (collectively the "Saratoga Indemnified Parties" and each individually a " Saratoga Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such Saratoga Indemnified Party or Saratoga Indemnified Parties may be or become subject to or liable for by reason of or in connection with (i) the Agreement, (ii) under the Securities Act of 1933, the 1934 Act, the 1940 Act, common law or otherwise, (iii) any breach of any covenant or obligation of OFS contained in the Agreement, (iv) any failure by OFS to comply with any laws applicable to its performance of services under the Agreement, (v) any materially false or inaccurate information or data provided by OFS to Saratoga or the Trust pursuant to OFS's obligations hereunder or under the Distribution Agreement, (vi) any information or data provided by Saratoga or the Trust that is materially changed by OFS without Saratoga's or the Trust's approval or (vi) a final determination by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly or proximately by an action or omission of OFS involving bad faith, negligence, reckless disregard of its obligations hereunder, or intentional misconduct by OFS; provided, however, that a Saratoga Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that it shall have been finally


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determination by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly or proximately by an action or omission of OFS involving bad faith, negligence, reckless disregard of its obligations hereunder, or intentional misconduct by OFS; provided, however, that a Saratoga Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that it shall have been finally determined by a court of competent jurisdiction that such loss, claim, damage, expense or liability was caused directly and proximately by action or omission of Saratoga or the Trust and that such action or omission involved bad faith, negligence, reckless disregard of the obligations hereunder of Saratoga or the Trust, or intentional misconduct by Saratoga or the Trust.

      (d) In order to provide for just and equitable contribution in circumstances in which the terms of Section 5(b) or Section 5(c) are applicable, but for any reason the indemnification provided for therein is held to be unavailable, Saratoga, the Trust and OFS shall contribute to the aggregate losses, claims, damages, expenses and liabilities (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim) which any of the OFS Indemnified Parties or Saratoga Indemnified Parties (as defined above), respectively, may be subject to or liable for in proportion to the relative fault of Saratoga or the Trust, on the one hand, and OFS, on the other hand; provided, however, that in determining relative fault, there shall be considered the relative benefits received by each party from the transactions giving rise to the loss, claim, damage, expense or liability, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances; provided, further, that in no event shall OFS, Saratoga or the Trust be required to contribute in the aggregate hereunder any amount in excess of the aggregate compensation received by OFS for its services during the immediately preceding 12 month period. Saratoga, the Trust and OFS shall not have any other right of contribution in connection herewith.

      (e) The applicable indemnified party, promptly and in any event within ten
(10) days after receipt of notice of commencement of any action, suit, proceeding or claim in respect of which a claim for indemnification may be made by it, shall notify the applicable indemnifying party in writing of the commencement of such action, suit, proceeding or claim, enclosing a copy of all papers served. However, the omission to so notify the applicable indemnifying party of any such action, suit, proceeding or claim shall not relieve such indemnifying party from any liability that it may have under Section 5(b) or 5(c), as applicable, of this Agreement except to the extent that the ability of such indemnifying party to defend such action, suit, proceeding or claim is materially adversely affected.

      (f) In case any such action, suit, proceeding or claim for which indemnity may be payable hereunder shall be brought against an OFS Indemnified Party or Saratoga Indemnified Party, as applicable (an "Indemnified Party"), and such Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate in, and to the extent that such indemnifying party shall wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, subject to the further provisions of this paragraph. After written notice from such indemnifying party to such Indemnified Party of its election to so assume the defense thereof, such indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys' fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless (i) the employment of counsel by such Indemnified Parties has been authorized in writing by such indemnifying party, such authorization not to be unreasonably withheld or delayed; (ii) such Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to such indemnifying party that there


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exists a conflict of interest between such Indemnified Parties and the relevant party in the conduct of the defense of such action or that there are one or more defenses available to such Indemnified Parties that are unavailable to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Parties); or (iii) such indemnifying party shall not in fact have employed counsel reasonably satisfactory to such Indemnified Parties to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel utilized by such Indemnified Parties shall be at the expense of such indemnifying party, it being understood, however, that such indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, provided such Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties in writing. All such fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by such indemnifying party.

      (g) Nothing in this Agreement shall be construed as limiting an Indemnified Party's rights to employ counsel at its own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding or claim effected without its written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of an Indemnified Party without such Indemnified Party's written consent.

6. Confidentiality. During the term of this Agreement, the Trust, OFS and Saratoga may have access to confidential information relating to such matters as a party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to a party that is of value to that party and the disclosure of which could result in a competitive or other disadvantage to that party. Confidential Information includes, without limitation, financial information, proposal and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by a party hereto in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from another party hereto, or any of its respective principals, employees, affiliated persons, or


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affiliated entities. The parties understand and agree that all Confidential
Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law.

7. Record Retention and Confidentiality. OFS shall keep and maintain on behalf of the Trust all books and records which the Trust and OFS are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. OFS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by Saratoga, or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

8. Regulation S-P. OFS agrees to make all reasonable efforts to adhere to the Trust's policy regarding the use of Portfolio shareholder and potential shareholder information as required by Regulation S-P. OFS shall be free to share information regarding Portfolio shareholders and potential Portfolio shareholders, on an as needed basis in order to fulfill its role as administrator, with other authorized agents of the Portfolios including service providers and brokers. OFS shall also be free to provide such information as required by regulatory agencies, law enforcement or in accordance with a court order.

9. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by OFS under this Agreement are the property of OFS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to Saratoga and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

10. Return of Records. OFS may at its option at any time, and shall promptly upon the demand of Saratoga and/or the Trust, turn over to Saratoga and/or the Trust and cease to retain OFS's files, records and documents created and maintained by OFS pursuant to this Agreement so long as OFS shall be able to retain photocopies of such documents to the extent needed by OFS in the performance of its services or for its legal protection. If not so turned over to Saratoga and/or the Trust, such documents and records will be retained by OFS for six years from the end of the fiscal year of the Trust for which they were created. At the end of such six-year period, such records and documents will be turned over to Saratoga and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

11. Representations of the Trust. The Trust represents and warrants to OFS that this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.


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12. Representations of Saratoga. Saratoga represents and warrants to OFS that this Agreement has been duly authorized by Saratoga and, when executed and delivered by Saratoga, will constitute a legal, valid and binding obligation of Saratoga, enforceable against Saratoga in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

13. Representations of OFS. (a) OFS represents and warrants that this Agreement has been duly authorized by OFS and, when executed and delivered by OFS, will constitute a legal, valid and binding obligation of OFS, enforceable against OFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      (b) OFS further represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules. OFS agrees to comply with all applicable federal and state laws, rules and regulations. OFS agrees to notify Saratoga immediately in the event of its expulsion or suspension by the NASD. Expulsion of OFS by the NASD will automatically terminate this Agreement immediately without notice. Suspension of OFS by the NASD will terminate this Agreement effective immediately upon written notice of termination to OFS from Saratoga.

14. Notices. All notices or other communications hereunder to a party hereto shall be in writing and shall be deemed sufficient if mailed to the Trust at the following address: 1101 Stewart Avenue, Suite 207, Garden City, NY 11530-4808,
Attention: President; to Saratoga at the following address: 1101 Stewart Avenue, Suite 207, Garden City, NY 11530-4808, Attention: President, with a copy to the Trust's counsel; and to OFS at the following address: 150 Motor Parkway, Hauppauge, NY 11788, Attention: President with a copy to General Counsel or at such other address as such party may designate by written notice to the other, or in either case if sent by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

15. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

16. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by any of the parties hereto without the specific written consent of the other parties, except that Saratoga may assign this Agreement to Orbitex-Saratoga Capital Management, LLC or such other business entity to which Saratoga may succeed.

17. Governing Law and Arbitration. This Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of laws. In addition, New York shall serve as the jurisdiction, venue or situs for any action dispute, resolution, or proceeding. Any controversy or claim arising out of, or related to, this Agreement, its termination or the breach thereof, shall be settled by binding arbitration by three arbitrators (or by fewer arbitrator(s), if the parties subsequently agree to fewer arbitrator(s)) in the City of New York in accordance with the rules then obtaining of the American Arbitration Association, the arbitrators'


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decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

18. Use of Saratoga Name. Subject to approval of the content by Saratoga, the Trust and Saratoga will allow OFS's non-exclusive use of the "Saratoga" name and "Saratoga Advantage Trust" name solely in connection with OFS's website, trade advertisements, client lists and mutual fund industry conferences and displays. OFS agrees and acknowledges that Saratoga, the Trust and/or affiliates own all right, title, and interest in the name "Saratoga" and "Saratoga Advantage Trust" and will only use the "Saratoga" name as stated herein.

19. Services Not Exclusive. The Trust and Saratoga hereby acknowledge that the services provided hereunder by OFS are not exclusive. Nothing herein shall be deemed to limit or restrict OFS's right, or the right of any of OFS's officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association, as well as provide distribution services to any other mutual fund, including any fund which may directly compete with or be similar to Saratoga.

20. No Liability of Shareholders. This Agreement is executed by the Trustees of the Trust, not individually, but in their capacity as Trustees under the Declaration of Trust made April 4, 1994. None of the shareholders, Trustees, officers, employees, or agents of the Trust shall be personally bound or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder but only to the property of the Trust and, if the obligation or claim relates to the property held by the Trust for the benefit of one or more but fewer than all Portfolios, then only to the property held for the benefit of the affected Portfolio.

21. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

22. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        THE SARATOGA ADVANTAGE TRUST


                                        By:_____________________________________

                                        Title:__________________________________


                                        SARATOGA CAPITAL MANAGEMENT I, LLC

                                        By:_____________________________________

                                        Title:__________________________________


                                        ORBITEX FUND SERVICES, INC.


                                        By:_____________________________________

                                        Title:__________________________________


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                                   SCHEDULE A

            TO THE AGREEMENT BETWEEN AND AMONG THE SARATOGA ADVANTAGE
                     TRUST, SARATOGA CAPITAL MANAGEMENT AND
                           ORBITEX FUND SERVICES, INC.

                          THE SARATOGA ADVANTAGE TRUST

                     U.S. Government Money Market Portfolio
                        Investment Quality Bond Portfolio
                            Municipal Bond Portfolio
                      Large Capitalization Value Portfolio
                      Large Capitalization Growth Portfolio
                         Small Capitalization Portfolio
                         International Equity Portfolio


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                                   SCHEDULE B

            TO THE AGREEMENT BETWEEN AND AMONG THE SARATOGA ADVANTAGE
                     TRUST, SARATOGA CAPITAL MANAGEMENT AND
                           ORBITEX FUND SERVICES, INC.

Fund Listing:

Saratoga Health & Biotechnology
Saratoga Financial Services
Saratoga Info-Tech & Communication
Saratoga Mid-Cap Value
Saratoga Energy and Basic Materials

For the services rendered by OFS pursuant to this Agreement, the Trust shall pay OFS within ten (10) days after receipt of an invoice from OFS at the beginning of each month, a fee equal to the greater of the following, for each series of the Trust listed on this Schedule B:

NET ASSET CHARGE (based upon prior month average net assets):

       Assets up to $100 million......................... 10 basis points (.10%)
       Assets from $100 million to $250 million..........  8 basis points (.08%)
       Assets from $250 million to $500 million .........  5 basis points (.05%)
       Greater than $500 million on......................  3 basis points (.03%)

                                       OR

                                  MINIMUM FEE:

                         $40,000 per Portfolio per year

On each annual anniversary date of this Agreement, the fees enumerated above may be increased by the change in the Consumer Price Index for the Northeast region
(CPI) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

OUT OF POCKET EXPENSES

      Fund Administration out of pocket expenses charged to the Portfolios include, but are not limited to, Federal, State and Local registration and filing fees. Board Book printing expenses, reports provided by third party providers (Fund Station, Lipper, Morningstar, and others). The out-of-pocket charges for Medallion services include NSCC set up, additional CUSIPs, NASD/state securities registration, NASD filing fees and overnight courier.


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Extraordinary legal administration services to the trust will be charged at an hourly rate of $150. (Extraordinary services are outline in the contract)

STATE REGISTRATION (BLUE SKY) FEES

The fees enumerated above include the initial state registration, renewal and maintenance of registrations for three (3) states. Each additional state registration requested will be subject to the following fees:

     Initial registration ............... $295.00
     Registration renewal ............... $150.00
     Sales reports (if required) ........ $ 25.00


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                                                                       EXHIBIT A

               Services and Duties of Orbitex Fund Services, Inc.

                       A. Medallion Distribution Services

(a) Legal review and principal sign-off of Portfolio marketing materials and other sales related materials to ensure compliance with the advertising rules of the relevant regulatory authorities and file such materials, and obtain such approvals for their use as may be required by the SEC or the NASD. OFS will forward all NASD comments on marketing materials to Saratoga.

(b) Forward sales related complaints concerning the Portfolios to Saratoga.

(c) Coordinate registration of the Portfolios with the National Securities Clearing Corporation ("NSCC") and file required Fund/SERV reports with the NSCC.

(d) Provide advice and counsel to the Trust with respect to regulatory matters regarding legal review and principal sign off of Portfolio marketing material and other sales related materials, broker/dealer and distribution related issues, including monitoring regulatory and legislative developments that may affect the Portfolios and assist the Trust in routine regulatory examinations or investigations, or litigation.

(e) Prepare quarterly board materials with regard to sales and other distribution related data reasonably requested by the Board of Trustees.

(f) Prepare materials for the Board of Trustees supporting the annual renewal of the Distribution Agreement.

(g) Provide all necessary Blue Sky services utilizing ClearSky or another provider acceptable to the Trust, a third-party provider, on behalf of Saratoga, including but not limited to: tracking all sales per state to registered amounts; filing all required registration materials; and maintaining fund registrations in accordance with state securities laws. Work with Saratoga personnel and ClearSky to ensure that the Portfolios are in full compliance with any applicable state regulatory requirements.

(h) Perform sales cap testing on an individual Portfolio basis as required by the NASD and related regulatory and compliance reports, if any.

(i) Keep and maintain all books and records relating to its services in accordance with Rule 31a-1 and Rule 31a-2 under the 1940 Act.

                        B. Legal Administration Services

      OFS will provide the following routine legal administration services ("Routine Administrative Services"):

1. Corporate and Secretarial Services

(a) Provide the necessary complement of Assistant Secretaries for the Trust.

(b) Maintain general corporate calendar and track all legal and compliance requirements through annual cycles.

(c) Prepare board meeting materials (four (4) quarterly board meetings per year), including but not limited to:

      o Prepare agenda and background materials for legal approval, including explanatory memorandums and resolutions
      o     Make presentations
      o     Monitor annual approval requirements
      o Prepare extensive background material for annual review of advisory fees, major corporate structural changes, etc.
      o     Prepare minutes
      o     Follow-up on matters raised at meetings
      o Keep Trustees apprised of important and relevant industry developments
      o     Prepare treasury and compliance reports

(d) Maintain Agreement and Declaration of Trust and By-Laws of the Trust.

(e) Draft contracts, assist in negotiation and planning, as appropriate. For example negotiate, draft and keep current the following contracts: (i) investment advisory and sub-advisory contracts; (ii) distribution agreement;
(iii) bank agreements; (iv) broker/dealer agreements; (v) transfer agency agreement; (vi) custody agreement; (vii) administration agreement/sub-administration agreement; (viii) 12b-1 plans and related agreements; (ix) shareholder servicing plans and related agreements; (x) IRA custodian agreements; (xi) bi-party repurchase agreements; (xii) tri-party repurchase agreements; (xiii) futures account agreement and procedural safekeeping agreement; (xiv) loan agreements; and (xv) various other routine agreements and amendments.

2. SEC and Public Disclosure Assistance

(a) Prepare and file via EDGAR one annual amendment to the Trust's registration statement, including updating prospectuses and statement of additional information (not including any amendment requiring major prospectus revisions or the addition of new portfolios or classes).

(b) Review Form N-SAR, Form 24F-2, annual and semi-annual shareholder reports for legal disclosure requirements.

(c) Monitor fidelity bond and directors' and officers' errors and omissions policies and file such fidelity bond with the Securities and Exchange Commission.

(d) Provide legal assistance for shareholder communications.

3. Legal Consulting and Planning

(a) Provide general legal advice on matters relating to portfolio management, portfolio operations, mutual fund sales, development of advertising materials, changing or improving prospectus disclosure, and any potential changes in the fund's investment policies, operations, or structure.

(b) Provide general legal advice on reasonable routine banking, fiduciary, corporate and securities law issues.

(c) Maintain a continuing awareness of significant emerging regulatory and legislative developments which may affect the Portfolios, update the investment adviser on those developments, and provide related planning assistance.

(d) Develop or assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents.

(e) Provide advice with regard to Portfolio litigation matters, routine Trust examinations and investigations by regulatory agencies.

(f) Provide advice regarding long term planning for the Trust including the creation of new portfolios, corporate structural changes, mergers, acquisitions, and other asset gathering plans including new distribution methods.

(g) Maintain effective communications with Trust counsel and counsel to the "non-interested" Trustees.

(h) Create and implement timing and responsibility system for outside legal counsel when necessary to implement major projects and the legal management of such projects.

(i) Monitor activities and billing practices of outside counsel performing services for the Trust or in connection with related Portfolio activities.

4. Compliance

(a) Consulting regarding all testing that is done by the agents of the Trust to assist the adviser in complying with Portfolio prospectus guidelines and limitations, 1940 Act requirements, and Internal Revenue Code requirements.

(b) Jointly create Compliance Manuals and workshops for advisory personnel with the agents of the Trust or investment adviser.

(c) Consultation and advice for resolution of compliance questions along with Trust counsel, the investment adviser and the fund accountant.

(d) Be actively involved with the management of SEC and other regulatory examinations.

(e) Assist portfolio managers with compliance matters including reviewing the Compliance Manual on a regular basis and attending compliance meetings with the portfolio managers.

(f) Assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents.

(g) Maintain legal liaison with and provide legal advice and counsel to the Trust regarding its relationships, contractual or otherwise, with the various Trust agents, such as the investment adviser, investment sub-adviser, custodian, transfer agent, and auditors with respect to their activities on behalf of the Trust.

(h) Provide advice regarding all Portfolio distribution arrangements for compliance with applicable banking and broker/dealer regulations.

(i) Maintain the Trust's Code of Ethics and administer, with assistance from the agents of the Trust, compliance by the Trustees, officers and "access persons" under the terms of the Trust's Code of Ethics and Securities and Exchange Commission regulations.

                                      * * *

      OFS is willing to provide any extraordinary legal administration services ("Extraordinary Legal Administrative Services") to the Trust. All of the extraordinary legal functions set forth below may be accomplished wholly or partially by OFS depending upon the circumstances (e.g., work flow and timing demands) surrounding each request.

      Extraordinary Legal Administration Services to the Trust will be charged in an hourly rate of $150. Extraordinary Legal Administrative Services may, depending upon the circumstances, include the following:

(a) Shareholder Meetings

      o     Draft Proxies
      o     Organize, attend and keep minutes
      o     Work with the Transfer Agent on solicitations and vote tabulation
      o     Provide legal presence at meetings

(b) Draft Proxy/Solicitation Documents on Form N-14 (Fund Mergers).

(c) An annual post-effective amendment that involves major prospectus revisions or the addition of new investment portfolios or classes.

(d) Board meeting materials for significant corporate restructuring or other major changes as well as more than four board meetings during a twelve month period.

(e) More than one Post-Effective Amendment in any twelve month period.

(f) Advice regarding conversion of pooled funds and certain other bank specific advice.

(g) Monitor and participate in the preparation of no-action requests and application documents for exemptive orders.

                      C. Financial Administration Services

1. Financial Administration/Compliance

(a) Provide the appropriate complement of Assistant Treasurers to assume certain specified responsibilities (these functions will be based upon the day to day work completed by knowledgeable staff assembled by Saratoga including the fund accountant).

(b) Prepare and file, with assistance from the agents of the Trust: (i), unaudited financial statements and schedules of investments as required for annual and semi-annual reports; (ii) EDGAR on-line filings related to annual and semi-annual reports; (iii) EDGAR on-line filings related to Form N-SAR; and (iv) EDGAR on-line filings related to Form 24F-2

(c) Calculate with assistance from the agents of the Trust, Portfolio performance and Saratoga's asset allocation models' performance, and report to outside services as directed by Trust management.

(d) Prepare, with assistance from the agents of the Trust, mutually agreed upon financial materials for review by the Board of Trustees such as: distribution summaries, deviations of mark-to-market valuation and amortized cost monitoring for the money market funds.

(e) Monitor, with assistance from the agents of the Trust, compliance with the following: each Portfolio's investment limitations and restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectus and Statement of Additional Information; each Portfolio's requirements under Section 851 of the Internal Revenue Code for qualification as a regulated investment company (e.g., 90% income, diversification tests); approved issuers' listings for repurchase agreements, Rule 17a-7 and Rule 12d-3 reporting.

(f) Perform, with assistance from and based upon trial balances and portfolio holdings supplied by the agents of the Trust, the following additional compliance services: monthly tax qualification testing, including gross income tests, and 25% and 50% asset diversification tests; 1940 Act testing, including diversification, illiquid securities and investments in other investment companies; consultation and advising to remedy compliance issues.

(g) Provide, with assistance from the agents of the Trust, all the necessary tax compliance duties and services, including but not limited to: 90% minimum distribution test; 50% assets test for tax-exempt funds; 50% asset test for foreign tax credit pass through; identification of "private activity" tax exempt; identification of passive foreign investment companies; and identification of foreign currency transactions.

(h) Calculate, with assistance from the agents of the Trust, Portfolio expense projections, revising accruals as needed. Review, on a monthly basis, expenses based on actual charges annualized and accrued daily, including expenses based on a percentage of the Portfolio's average daily net assets (advisory and administrative fees).

(i) Calculate, with assistance from the agents of the Trust, the monthly management and advisory fees for each Portfolio, such calculation to be approved for payment by an officer of the Trust.

(j) Review and monitor, with assistance from the agents of the Trust, mark-to-market comparisons and Rule 2a-7 requirements for money market funds.

(k) Provide mutual fund industry fee and performance information, as needed for Board materials and the annual report management discussion and analysis, from its own resources to the extent available or otherwise from resources acceptable to the Trust provided that any charges associated with information provided by third parties shall be paid by the Trust.

(l) Assist (along with the fund accountant) the Trust's adviser in valuing securities which are not readily salable.

(m) Assist with and coordinate, with assistance from the agents of the Trust, communications and data collections with regard to any regulatory examinations or investigations, and yearly audits by independent accountants and be involved with the planning and conducting of audits and examinations.

2. CDSC Financing Arrangement

(a) Recording on a Portfolio-by-Portfolio basis of all receivables purchased.

(b) Calculating and accounting for, on a Portfolio-by-Portfolio basis, all collections related to the purchased receivables, including contingent deferred sales charges and Rule 12b-1 fees.

(c) Maintenance of required records directly related to the purchased receivables and the ensuing collections, including furnishing upon request any documents as needed by the seller or purchaser.

(d) Provide a detailed monthly report summarizing receivables activity, including calculations of fees and interest as required by the program documents.

(e) Perform and monitor compliance testing as required by the program documents, providing additional monthly reports to document compliance requirements.

(f) Provide control point between the purchaser, seller and service provider(s).

(g) Report receivable activity to the Board of Trustees.

(h) Respond to inquiries of the purchaser and seller.

(i) Participate in the communication among the purchaser, seller, service provider(s), and outside auditors as needed, in connection with the review of purchased receivables activity.

(j) Document procedures as identified and developed with all interested parties, including auditors, associated with the purchased receivables process.

                                                                       EXHIBIT B

                Services Provided by Saratoga Capital Management

(a) Complete or cause the Trust's other service providers to complete the August 31, 2002 year-end audit process, including but not limited to, the preparation and timely filing of all tax related documents and financial statements.

(b) Cause the Trust's other service providers to provide all spreadsheets and procedures currently in place relating to the Trust's treasury/financial administration, with historical copy and formulas intact, to OFS as soon as practicable after the effectiveness of this Agreement.

(c) Cause the Trust's other service providers to furnish any and all information to and assist OFS in taking any other actions that may be reasonably necessary in connection with OFS providing those services listed in Exhibit A.

(d) Cause the Trust's transfer agent to provide sales of the Shares to OFS or Clear Sky to assure compliance with applicable state securities and Blue Sky laws.

(e) Cause the Trust's transfer agent to give necessary information for the preparation of quarterly reports in a form satisfactory to OFS regarding Rule 12b-1 fees, front-end sales loads, back-end sales loads, if applicable, and other data regarding sales and sales loads as required by the 1940 Act or as requested by the Board of Trustees of the Trust.

(f) Cause the Trust's transfer agent to provide OFS with all necessary information, including all historical information, so that OFS can calculate the maximum sales charges payable by the Portfolios pursuant to the NASD's Conduct Rules and the actual sales charges paid by the Portfolios, if applicable; and cause the Trust's transfer agent to provide such information in a form satisfactory to OFS no less often than monthly for every Portfolio and on a daily basis for any Portfolio where OFS determines that the remaining limit is approaching zero, if applicable.

(g) Submit all sales literature and advertisements to OFS for legal/compliance review in advance of use, and incorporate such changes as OFS may reasonably request therein. OFS will file such materials and obtain such approvals for their use as may be required by the SEC or NASD. For purposes of this Agreement "sales literature" and "advertisements" mean brochures, letters, electronic media, training materials and dealers' guides, materials for oral presentations and all other similar materials, whether transmitted directly to potential shareholders or published in print or audio-visual media, but does not include generic materials that do not mention the Portfolios or the Shares.

(h) Monitor the performance of the Registered Representatives with respect to compliance with the NASD's Conduct Rules, and in particular the NASD's interpretation of the applicability of Rule 3040 of the NASD's Conduct Rules to certain activities of persons registered as representatives with an NASD member and as an investment adviser with the SEC, and who conduct their advisory activities away from their NASD employer/member as described in the NASD's Special Notice to Members 94-44.

(i) Identify persons employed by Saratoga that will become Registered Representatives and assist OFS in ascertaining that such persons meet all requirements established for being a Registered Representative by the SEC, NASD and relevant state securities commissions.

(j) (i) Identify persons to enter into appropriate agreements with OFS for the solicitation of Portfolio Shares, such as securities dealers, financial institutions and other industry professionals such as investment advisers and estate planning firms (collectively referred to herein as "Selling Broker Dealers"); (ii) assist OFS in ascertaining that such persons meet any requirements established for Selling Broker-Dealers by law, the Trust or OFS;
(iii) request that OFS enter into selling agreements with each such Selling Broker-Dealer ("Selling Agreements") (Exhibit C), such request to be signed by a duly authorized officer or employee of Saratoga who shall be a person listed on Exhibit D until such time as Saratoga amends or supplements such list, and Saratoga will assist in the performance of the necessary due diligence to determine the qualification of the prospective Selling Broker-Dealer pursuant to clause (ii) above; (iv) submit such Selling Broker-Dealer request and all related due diligence materials that Saratoga may have to OFS; (v) assist OFS in coordinating the execution of Selling Agreements between OFS and the Selling Broker-Dealers; and (vi) use its best efforts to insure that no sales are executed or processed prior to obtaining an executed Selling Agreement from the Selling Broker-Dealer making the sale.

(k) Provide administrative support (e.g. telemarketing and fulfillment services) with regard to, and use its best efforts to monitor the performance of, the Selling Broker-Dealers in their solicitation and execution of sales of the Shares and all activities related thereto, including compliance with applicable law, the Selling Agreements, and the multi-class procedures.

(l) Use reasonable efforts to monitor the Selling Broker-Dealers in their resolution of as of trades with respect to Shares of the Portfolios in order to mitigate the risk of loss to OFS and the Portfolios from such as of trades.

(m) Report to OFS, to the extent that Saratoga is aware, any and all actions or inactions by any Selling Broker-Dealer that (i) fail to comply with the terms of any Selling Agreements, (ii) violate any applicable laws of any governmental authorities, including the NASD's Conduct Rules, or (iii) violate any other agreements or procedures with which such Selling Broker-Dealer is required to comply.

(n) (i) Provide the form of confirmation statement to be used for sale of the Shares to OFS and provide or cause to be provided to customers of the Selling Broker-Dealers and to the Selling Broker-Dealers such confirmations of all transactions in the Shares as may be required by the 1934 Act and the Selling Agreements, and (ii) use reasonable efforts to monitor the Trust's transfer agent in its preparation and mailing of such confirmations regarding the sales of the Shares and report to OFS any deficiencies of which Saratoga is aware in the transfer agent's performance of such activities.

(o) Report sales-related complaints to OFS and consult with OFS concerning the manner in which such complaints will be addressed.

(p) Provide OFS with copies of, or access to, any documents that OFS may reasonably request and will notify OFS as soon as possible of any matter materially affecting OFS's performance of its services under this Agreement.

                                                                       EXHIBIT C

                            FORM OF SELLING AGREEMENT

                                DEALER AGREEMENT

                          THE SARATOGA ADVANTAGE TRUST

FROM:

TO:

Orbitex Funds Distributor, Inc.
One Station Place, Suite 7S
Stanford, CT 06902

Gentlemen:

We (the "Dealer") desire to enter into an agreement with Orbitex Funds Distributor, Inc. (the "Distributor") for the sale and distribution of the shares of the Saratoga Advantage Trust, an open-end investment company in series form (hereinafter referred to as the "Trust" and each series thereof as a "Portfolio") of which Orbitex Funds Distributor, Inc. is the Distributor (hereinafter referred to as the "Shares"). Upon acceptance of this Agreement by Distributor, Dealer understands that Dealer may offer and sell Shares subject, however, to all of the terms and conditions hereof and to Distributor's right, without notice, to suspend or terminate the sale of the Shares of any one or more of the Portfolios.

1. Dealer understands that the Shares will be offered and sold at the public offering price in effect in accordance with the terms of the then-current prospectus at the time the order for such Shares is confirmed and accepted by Distributor. All purchase requests and applications submitted by Dealer are subject to acceptance or rejection in Distributor's sole discretion, and, if accepted, each purchase will be deemed to have been consummated at the office of the Trust's shareholder servicing agent.

2. Dealer herein certifies that Dealer is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD") and agrees to maintain its membership in the NASD during the full force and effect of this Agreement. For as long as this Agreement is in full force and effect, Dealer agrees to abide by all of the rules and regulations of the Securities and Exchange Commission ("SEC") and the NASD which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Section 2830 of the NASD Conduct Rules, all of which are incorporated herein as if set forth in full. The parties to this Agreement acknowledge that they are financial institutions subject to the

      USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require among other things, that financial institutions adopt compliance programs to guard against money laundering. The parties further acknowledge that they are in compliance and will continue to comply with the AML Acts and applicable AML rules of self-regulatory organizations, including Rule 3011 of the National Association of Securities Dealers, Inc., in all relevant respects. We agree to cooperate with you to satisfy your AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure our compliance with the AML regulations. Dealer agrees that it will not sell or offer for sale Shares in any state or jurisdiction where Shares have not been qualified for sale.

3. Dealer will offer and sell Shares of any Portfolio only in accordance with the terms and conditions of the Trust's then-current Prospectus and Dealer will not make representations which are not included in said Prospectus or in any authorized supplemental material supplied by Distributor and/or the Trust or its agents. Dealer will use its best effort in the development and promotion of sales of Shares and agrees to be responsible for the proper instruction and training of all sales personnel employed by Dealer, in order that the Shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations. Dealer agrees to hold Distributor harmless and indemnify Distributor in the event that Dealer, or any of Dealer's sales representatives, should violate any law, rule or regulation, or any provisions of this Agreement, which violation may result in Liability to Distributor, the Trust or any Portfolio. All expenses which Dealer may incur in connection with Dealer's activities under this Agreement shall be borne by Dealer.

4. Payments for purchases of Shares made by wire order from Dealer shall be made to Distributor's designated agent, and received by Distributor's designated agent, together with all necessary applications and other documents required to establish an account within three business days after the acceptance of Dealer's order or such shorter time as may be required by law. If such timely payment is not received by Distributor's designated agent, Dealer understands and agrees herein that Distributor reserves the right, without notice, forthwith to cancel the sale, or, at Distributor's option, to sell back to the Portfolio the Shares ordered by Dealer, in which latter case, Dealer will be held responsible for any loss, including loss of profit, suffered by Distributor or Distributor's designated agent, resulting from Dealer's failure to make the aforesaid payment. Where sales of Portfolio Shares are contingent upon the Portfolio's receipt of funds in payment therefore, Dealer will forward promptly to Distributor, or Distributor's designated agent, any purchase orders and/or payments received by Dealer from investors.

5. Dealer agrees to purchase Shares only from Distributor or from Dealer's customers. If Dealer purchases Shares from Distributor, Dealer agrees that all such purchases shall be made only to cover orders received by Dealer from Dealer's customers, or for Dealer's own bona fide investment. If Dealer purchases Shares from Dealer's customers, Dealer agrees to pay such customers not less than the applicable repurchase price as established by the then current applicable Prospectus.

6. Distributor's obligations to Dealer under this Agreement are subject to all the provisions of any distributorship agreement entered into between Distributor and the Trust. Dealer understands and agrees herein that in Dealer's performing of its services covered by this Agreement that Dealer is acting as a principal, and Distributor is in no way responsible for the manner of Dealer's performance or for any of Dealer's acts, employees or representatives as Distributor's agent, partner or employee, or the agent or employee of the Trust.

7. Distributor, its affiliates, and the Trust shall not be liable for any loss, expenses, damages, costs or other claims arising out of any redemption or exchange pursuant to telephone instructions from any person, or Distributor's refusal to execute such instructions for any reason.

8. Dealer agrees to maintain records of all sales of Shares made through Dealer and to furnish Distributor with copies of each record on request.

9. From time to time during the term of this Agreement Distributor may make payments to Dealer pursuant to one or more of the distribution and/or service plans adopted by certain of the Portfolios pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") in consideration of Dealer furnishing distribution and/or shareholder services hereunder with respect to each such Portfolio. Distributor has no obligation to make any such payments and Dealer hereby waives any such payments until Distributor receives monies therefore from the Portfolio. Any such payments made pursuant to this Section 9 shall be subject to the following terms and conditions:

            (a) Any such payments shall be in such amounts as Distributor may from time to time advise Dealer in writing but in any event not in excess of the amounts permitted by the plan in effect with respect to each particular Portfolio and will be based on the dollar amount of Portfolio Shares which are owned of record by Dealer as nominee for Dealer's customers or which are owned by those customers of Dealer whose records, as maintained by the Portfolios or their agents, designate Dealer as the customer's dealer of record. Any such payments shall be in addition to the selling concession, if any, allowed to Dealer pursuant to this Agreement. No such fee will be paid to Dealer with respect to Shares purchased by Dealer and redeemed by the Portfolios or by Distributor as agent within seven business days after the dates of confirmation of such purchase.

            (b) The provisions of this Section 9 relate to the plan adopted by a particular Portfolio pursuant to Rule 12b-1. In accordance with Rule 12b-1, any person authorized to direct the disposition of monies paid or payable by a Portfolio pursuant to this Section 9 shall provide the Portfolio's Board, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

            (c) The provisions of this Section 9 applicable to each Portfolio shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually in conformity with Rule 12b-1 and the Act. The provisions of this Section 9 shall automatically terminate with respect to a particular plan, in the event such plan terminates or is not continued or in the event this Agreement terminates or ceases to remain in effect. Dealer may terminate this Agreement by notice in writing to Distributor, which termination shall become effective thirty days after the date of receipt by Distributor. Dealer agrees that Distributor has and reserves the right, in Distributor's sole discretion, without notice, to suspend sales of Shares of any of the Portfolios, or to withdraw entirely the offering of Shares of any of the Portfolios, or, in Distributor's sole discretion, to modify, amend or cancel this Agreement upon written notice to Dealer of such modification, amendment or cancellation, which shall be effective immediately on the date stated in such notice. Without limiting the foregoing, Distributor may terminate this Agreement for cause upon violation by Dealer of any of the provisions of this Agreement, said termination to become effective on the date of the mailing of the notice to Dealer of such termination. Without limiting the foregoing, any provision hereof to the contrary notwithstanding, Dealer's expulsion from the NASD will automatically terminate this Agreement without notice. Dealer's suspension from the NASD, the appointment of a trustee for all or substantially all of Dealer's business assets, or violation of applicable State or Federal laws or rules or regulations of authorized regulatory agencies will terminate this Agreement effective upon the date of Distributor's mailing to Dealer of such termination. Distributor's failure to terminate for any cause shall not constitute a waiver of Distributor's right to terminate at a later date for any such cause. All notices hereunder shall be to the respective parties at the addresses listed herein, unless changed by written notice. Any dispute that may arise in connection with this Agreement shall be submitted to arbitration by the American Arbitration Association, with a panel of three persons (unless a panel of fewer persons is agreed to by both parties) to be located in New York, New York. The decision of the arbitrators shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

10. This Agreement shall become effective upon Distributor's execution of this Agreement, such date being the one appearing below. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of New York without giving effect to principles of conflicts of laws. In addition, New York shall serve as the jurisdiction, venue or site for any action, dispute, resolution, or proceeding. This Agreement is not assignable by Dealer without the written permission of Distributor. The Trust may assign or transfer this Agreement to any successor firm or corporation which becomes Distributor or Sub-Distributor of the Trust.

                                        "Accepted"
                                        Orbitex Funds Distributor, Inc.

By:________________________________     By:_____________________________________
       (Authorized Signature)

___________________________________     Print Name:_____________________________
       (Please Print Name)

Date:______________________________     Date:___________________________________

                                                                       EXHIBIT D

                       AUTHORIZED SARATOGA REPRESENTATIVES

      The following individuals are authorized to request the issuance of sales agreements to clients and/or potential clients of The Saratoga Advantage Trust:

                              Bruce E. Ventimiglia
                                William P. Marra

                                                                       EXHIBIT E

                  Selling Agents That Have Entered Into Selling
                   Agreements With Orbitex Fund Services, Inc.


                                       29